UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2010

FREESCALE SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of principal executive offices) (Zip Code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information.

Item 2.02—Results of Operations and Financial Condition.

Freescale Semiconductor Holdings I, Ltd., (“the Company”) is electing to provide preliminary estimated unaudited selected results for the first quarter of 2010. The Company is providing this information on a one-time basis only and does not intend to update this information prior to its regularly scheduled first quarter conference call on April 22, 2010 and subsequent filings with the SEC.

Revenue for the first quarter ended April 2, 2010 is estimated to be between $1.015 billion and $1.025 billion, compared to fourth quarter 2009 revenue of $951 million.

EBITDA excluding the effects of purchase accounting and other items for the first quarter of 2010 is estimated to be between $185 million and $195 million, compared to fourth quarter 2009 EBITDA excluding the effects of purchase accounting and other items of $168 million. Please refer to the reconciliation of EBITDA excluding the effects of purchase accounting and other items to EBITDA to net loss below.

The Company’s net loss in the first quarter of 2010 is estimated to be between $250 million and $270 million, compared to fourth quarter 2009 net loss of $114 million. This increased net loss was primarily due to (i) a non-cash benefit in the fourth quarter of 2009 of $271 million associated with a release of a U.S. tax valuation allowance that does not recur in the first quarter of 2010, which was partially offset by reorganization and other charges of $148 million in the fourth quarter of 2009 and (ii) the costs associated with the Company’s refinancing transaction completed in February 2010.

Cash and cash equivalents as of April 2, 2010 were estimated to be approximately $1.2 billion, inclusive of bond repurchases, capital expenditures and costs associated with the Company’s refinancing transaction completed in February 2010.

The estimated financial and operating data described herein is unaudited and subject to revision based on the completion of the accounting and financial reporting processes necessary to complete the Company’s financial statements for the quarter ended April 2, 2010. In addition, the estimates set forth above were prepared by the Company’s management and are based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business and economic conditions and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Investors should understand that important factors, including those discussed in the Company’s filings with the SEC, could cause the Company’s actual results to differ from the Company’s expectations and those differences may be material. The Company does not intend to update or otherwise revise the estimates to reflect future events.

Provided below is a reconciliation of EBITDA excluding the effects of purchase accounting and other items to EBITDA to net loss:

Freescale Semiconductor Holdings I, Ltd.

Non-GAAP Reconciliation for range of Estimated EBITDA

excluding the Effects of Purchase Accounting and Other Items

Three months ended April 2, 2010

(in millions)	Low	High

EBITDA excluding the effects of purchase accounting and other items	$185	$195
Reorganization of businesses, contract settlement and other	1	1
Loss on extinguishment or modification of long-term debt, net	47	47
Fair value adjustments on interest rate swaps and caps	6	6

EBITDA	131	141
Depreciation	121	121
Amortization*	135	135
Interest expense, net	145	145
Income tax benefit	—	(10)

Net loss	$(270)	$(250)

*	Excludes amortization of debt issuance costs, which are included in interest expense, net.

Note 1: EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of purchase accounting and other items is a non-U.S. GAAP financial measure. We have included information concerning EBITDA excluding the effects of purchase accounting and other items because we use such information when evaluating operating earnings (loss) to better evaluate the underlying performance of the Company. EBITDA excluding the effects of purchase accounting and other items does not represent, and should not be considered an alternative to, net income (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of purchase accounting and other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

The information in Item 2.02 of this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly stated by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/S/ DATHAN C. VOELTER
Name:	Dathan C. Voelter
Title:	Assistant Secretary

Date: April 7, 2010